Wisconsin Public Service Corporation and Subsidiaries						Exhibit A-1
Consolidating Balance Sheet
As of December 31, 2003	Wisconsin	WPS	WPS
(Millions)	Public Service	Leasing,	Investments,	Eliminations		Consolidated
	Corporation	Inc	LLC	Debit	Credit	Statements
Assets
Utility plant
Electric	2,121.2	0.0	0.0	0.0	0.0	2,121.2
Gas	457.2	0.0	0.0	0.0	0.0	457.2
Total	2,578.4	0.0	0.0	0.0	0.0	2,578.4
Less - Accumulated depreciation and decommissioning	1,132.4	0.0	0.0	0.0	0.0	1,132.4
Total	1,446.0	0.0	0.0	0.0	0.0	1,446.0
Nuclear decommissioning trusts	332.3	0.0	0.0	0.0	0.0	332.3
Construction in progress	81.7	0.0	0.0	0.0	0.0	81.7
Nuclear fuel, less accumulated amortization	20.3	0.0	0.0	0.0	0.0	20.3
Net utility plant	1,880.3	0.0	0.0	0.0	0.0	1,880.3

Current assets
Cash and cash equivalents	4.5	0.2	0.0	0.0	0.0	4.7
Customer and other receivables, net	103.6	0.0	0.0	0.0	0.0	103.6
Intercompany receivables	9.3	0.1	0.0	0.0	0.1	9.3
Accrued utility revenues	51.3	0.0	0.0	0.0	0.0	51.3
Fossil fuel, at average cost	14.9	0.0	0.0	0.0	0.0	14.9
Gas in storage, at average cost	50.9	0.0	0.0	0.0	0.0	50.9
Materials and supplies, at average cost	26.2	0.0	0.0	0.0	0.0	26.2
Assets from risk management activities	4.5	0.0	0.0	0.0	0.0	4.5
Prepayments and other	38.2	0.0	0.0	0.0	0.0	38.2
Total current assets	303.4	0.3	0.0	0.0	0.1	303.6
Regulatory assets	125.0	0.0	0.0	0.0	0.0	125.0
Pension assets	67.8	0.0	0.0	0.0	0.0	67.8
Goodwill	36.4	0.0	0.0	0.0	0.0	36.4
Investments and other assets	146.3	11.1	0.0	0.3	0.0	157.7
Total assets	2,559.2	11.4	0.0	0.3	0.1	2,570.8

Capitalization and Liabilities
Capitalization
Common stock equity	798.2	(0.3)	0.0	0.5	0.8	798.2
Preferred stock with no mandatory redemption	51.2	0.0	0.0	0.0	0.0	51.2
Long-term debt to parent	0.0	12.4	0.0	0.0	0.0	12.4
Long-term debt	495.4	0.0	0.0	0.0	0.0	495.4
Total capitalization	1,344.8	12.1	0.0	0.5	0.8	1,357.2

Current liabilities
Current portion of long-term debt	49.9	0.0	0.0	0.0	0.0	49.9
Short-term debt	10.0	0.0	0.0	0.0	0.0	10.0
Accounts payable	104.9	0.0	0.0	0.0	0.0	104.9
Intercompany accounts payable	8.7	0.0	0.0	0.1	0.0	8.6
Accrued interest and taxes	9.3	0.0	0.0	0.0	0.0	9.3
Other	16.5	0.0	0.0	0.0	0.0	16.5
Total current liabilities	199.3	0.0	0.0	0.1	0.0	199.2

Long-term liabilities and deferred credits
Accumulated deferred income taxes	134.8	(0.7)	0.0	0.0	0.0	134.1
Accumulated deferred investment tax credits	16.5	0.0	0.0	0.0	0.0	16.5
Regulatory liabilities	285.4	0.0	0.0	0.0	0.0	285.4
Environmental remediation liability	36.2	0.0	0.0	0.0	0.0	36.2
Pension and postretirement benefit obligations	135.9	0.0	0.0	0.0	0.0	135.9
Asset retirement obligations	344.0	0.0	0.0	0.0	0.0	344.0
Other long-term liabilities	62.3	0.0	0.0	0.0	0.0	62.3
Total long-term liabilities and deferred credits	1,015.1	(0.7)	0.0	0.0	0.0	1,014.4
Commitments and contingencies	0.0	0.0	0.0	0.0	0.0	0.0
Total capitalization and liabilities	2,559.2	11.4	0.0	0.6	0.8	2,570.8